EXHIBIT 10.18

CONTRACT COMPLETION AGREEMENT AND GENERAL RELEASE

This Contract Completion Agreement and General Release (“Agreement”) is entered into by and among Merisant Company (“Merisant”) and Anthony J. Nocchiero (“Nocchiero”).

WHEREAS, Nocchiero’s employment with Merisant has terminated, and Nocchiero and Merisant desire to enter into this Agreement to set forth the terms of Nocchiero’s resignation, including provision of the payments and benefits set forth herein to Nocchiero in recognition of his services to Merisant; and

WHEREAS, Nocchiero and Merisant currently are parties to an Employment Agreement dated July 18, 2005 and Exhibits thereto (hereinafter collectively referred to as the “Employment Agreement”), a true and correct copy of which is attached as Exhibit 1 hereto, and Nocchiero and Merisant Worldwide, Inc. are parties to an Indemnification Agreement dated July 18, 2005 (hereinafter referred to as the “Indemnification Agreement”), a true and correct copy of which is attached as Exhibit 2 hereto.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

1.             Resignation.  Nocchiero hereby voluntarily resigns from any and all officer and director positions (if any) with Merisant, Merisant US, Inc., a Delaware corporation and wholly-owned subsidiary of Merisant (“Merisant US”), Merisant Worldwide, Inc., a Delaware corporation and the parent of Merisant (“Worldwide”) (Merisant, Merisant US and Worldwide collectively referred to herein as the “Company”) and any and all other subsidiaries and other affiliates thereof, as applicable, which resignations are effective at the close of business on March 5, 2007.  Nocchiero’s employment shall terminate at the close of business on March 31, 2007 (such date referred to herein as the “Separation Date”), which for all purposes under the Employment Agreement shall be a termination by Merisant without “Cause.”  Until the Separation Date, Nocchiero shall perform such transition duties and responsibilities that the Company may request from time to time (the “Transition Period”).  During the Transition Period, provided that he does not revoke this Agreement in accordance with Paragraph 15 below, Nocchiero shall continue to receive his current pro rated base salary and shall participate in applicable Company benefit and incentive plans in which he currently participates in accordance with their terms and conditions (as in effect or as amended from time to time).  The Company hereby accepts all such resignations by Nocchiero.

2.             Severance Payment and Benefits.  (a)  Subject to the terms of this Agreement, and provided that Nocchiero complies with the terms of Paragraph 6 of the Employment Agreement (as limited by the second sentence of Paragraph 5 of the Employment Agreement) and does not revoke this Agreement in accordance with Paragraph 15 below, Merisant shall pay Nocchiero the severance payments and benefits set forth in Paragraph 4(b) of the Employment Agreement, including all “Accrued Benefits” (as that term is defined in Paragraph 4(a) of the Employment Agreement).  The parties acknowledge and agree that, pursuant to Section 4(b) of the Employment Agreement:

(i)                       Nocchiero’s “Severance” (as that term is defined in Paragraph 4(b) of the Employment Agreement), in the gross aggregate amount of $279,716 shall be paid in a lump sum on April 2, 2007.

(ii)                    Nocchiero will receive a lump-sum payment under the Merisant Company 2006 Annual Incentive Plan in the gross amount $172,200, payable on or about March 15, 2007.

(iii)                 Nocchiero will receive a lump-sum payment under the Merisant Company 2006 Supplemental Incentive Plan in the gross amount $325,275, payable on or about March 15, 2007.

(iv)                Nocchiero will receive a prorated lump-sum payment under the Merisant Company 2007 Annual Incentive Plan (the “2007 AIP”) based on his service from January 1, 2007 to the Separation Date and achievement of the Company-wide financial targets adopted thereunder, which amount shall be determined by the Compensation Committee of Merisant’s Board of Directors pursuant to the 2007 AIP and shall be paid, subject to the terms and conditions of the 2007 AIP, when bonuses under the 2007 AIP are payable in or about March 2008 to other Merisant senior executives, provided that Nocchiero complies with his obligations under this Agreement (including without limitation his obligations under Paragraphs 5 and 6 of the Employment Agreement).

(v)                   Nocchiero shall be paid for his earned and unused vacation through the Separation Date in accordance with Merisant’s regular payroll practices.

(vi)                  Nocchiero shall be paid his earned and unpaid base salary at his current base salary rate through the Separation Date in accordance with Merisant’s regular payroll practices.

(vii)             Merisant shall pay the premiums to continue Nocchiero’s current coverage under Merisant’s group dental insurance and vision insurance and EAP plans (as in effect or amended from time to time), and  $3,949 to be paid in a lump sum on April 2, 2007 in full satisfaction of amounts to be paid for group medical insurance coverage pursuant to Paragraph 3(d) of the Employment Agreement in lieu of premiums Nocchiero would incur had he been enrolled in Merisant’s group medical insurance (it being understood that Nocchiero presently has medical coverage through another entity), from April 2007 through March 2008, which in the case of such dental and vision insurance benefits is subject to, and in accordance with, the terms and conditions of such plans and the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).  Nocchiero shall be solely responsible for the full costs of any such continued coverage beyond March 2008 pursuant to COBRA.

(viii)            Nocchiero shall submit all documented business expense amounts for which he seeks reimbursement on or before March 31, 2007, and shall not be entitled to or receive any expense reimbursements for any amounts incurred thereafter (and submitted thereafter in due course).

(ix)                    Nocchiero’s participation, if any, in any employee benefit plans and policies of the Company after the Separation Date will be determined in accordance with the terms and conditions of such plans and policies, which plans, policies, terms and conditions the Company may amend, modify, suspend or terminate in accordance with the amendment provision(s) of such plans and policies or applicable law.

 (x)                    Nocchiero will be permitted to leave a voice-mail message at his office land-line and cellular telephone numbers and automatic e-mail reply message at his office e-mail address until May 31, 2007 providing callers his personal contact information.

(b)           All payments and benefits payable pursuant to the Employment Agreement and this Agreement shall be reduced by any and all required and authorized withholdings and deductions.  Where applicable, any and all such payments shall be sent to Nocchiero’s last known address on Merisant’s records or to such other address as Nocchiero shall indicate to Merisant in writing.

(c)           This Agreement is intended to comply with the requirements set forth in Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations and rulings thereunder (“Section 409A”), so as to avoid the imposition of excise taxes and other penalties (“409A Penalties”) under Section 409A with respect to any amounts or benefits payable hereunder.  In the event that any amounts or benefits payable hereunder would subject Nocchiero to 409A Penalties, the Company and Nocchiero shall cooperate diligently to amend the terms of this Agreement to the minimum extent required to avoid, insofar as possible, such 409A Penalties while minimizing any material and adverse economic, tax or accounting impact on the Company.

(d)           Except as set forth in Paragraph 2(a) above, Nocchiero is not entitled to receive, and shall not receive, any incentive, equity-based, severance, or other compensation or benefits of any kind pursuant to the Employment Agreement, any other agreement, plan, or policy, or otherwise.  Without limiting the generality of the foregoing in any way:  (i) Nocchiero is not entitled to, and shall not receive, any payment under the Merisant Company 2007 Supplemental Incentive Plan; and (ii) Nocchiero is not entitled to, and shall not receive, any amount under the Merisant Worldwide, Inc. 2005 Share Appreciation Plan, and agrees that, except as provided below, any and all Appreciation Awards previously granted to him thereunder are null, void and terminated in their entirety as of the Separation Date; provided, Nocchiero shall be entitled to payment of his award in connection with a covered transaction occurring within 180 days after the Separation Date pursuant to the second sentence of Section 3 of the Merisant Worldwide, Inc. 2005 Share Appreciation Award Letter dated December 5, 2005 (which entitlement is not waived under this Agreement).

3.             Confidentiality, Non-Competition and Non-Solicitation; Indemnification.

(a)           Without limiting the generality of Paragraph 17 of this Agreement in any way, Nocchiero acknowledges and agrees that Paragraphs 5 and 6 and Exhibits A and C of the Employment Agreement shall remain in full force and effect in accordance with their terms and that he shall comply therewith.  The parties acknowledge and agree that this Agreement does not reduce, limit, or otherwise modify Nocchiero’s obligations under Paragraphs 5 and 6 and Exhibits A and C of the Employment Agreement.  Nocchiero acknowledges and agrees that Competitive Enterprises with respect to which the provisions of Paragraph 6 of the Employment

Agreement apply include those entities listed in Exhibit C of the Employment Agreement and those additional entities listed on Exhibit 3 to this Agreement.

(b)           Nocchiero and Merisant acknowledge and agree that the Indemnification Agreement (Exhibit 2 hereto) shall remain in full force and effect from and after the date hereof as well as after the Separation Date, without any limitation by any other term or provision of this Agreement.

4.             Comprehensive Release and Waiver of Claims.

(a)           Except for claims to enforce this Agreement, the Indemnification Agreement and, respecting Nocchiero’s accrued and vested benefits, any employee benefit plan in which he is a participant immediately prior to the date hereof (collectively and individually, Nocchiero’s rights under this Agreement, the Indemnification Agreement and such benefit plans are referred to as “Protected Rights”), Nocchiero and anyone claiming through him or on his behalf agree to waive, release, acquit and forever discharge Merisant and the other Company Released Parties (as defined in Section 6 below) with respect to any and all claims, whether currently known or unknown, that Nocchiero now has, has ever had, or may ever have against any of the Company Released Parties arising from or related to any agreement, act, omission, or thing occurring or existing at any time prior to or on the date on which Nocchiero signs this Agreement.  Except for Nocchiero’s Protected Rights, without otherwise limiting the generality of the foregoing, the claims released by Nocchiero hereunder include, but are not limited to:  (i) all claims for or related in any way to Nocchiero’s employment, compensation, other terms and conditions of employment, or termination from employment with the Company, including without limitation all claims for payment under any Company incentive plans and claims for severance pay and any other severance benefits; (ii) all claims that were or could have been asserted by Nocchiero or on his behalf (x) in any federal, state, or local court, commission, or agency, (y) under any common law theory, or (z) under any employment, contract, tort, federal, state, or local law, regulation, ordinance, constitution, or executive order; and (iii) all claims that were or could have been asserted by Nocchiero or on his behalf arising under any of the following laws, as amended from time to time:  the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act of 1993, the Illinois Human Rights Act, and the Chicago and Cook County Human Rights Ordinances.

(b)           Except for claims to enforce this Agreement, Merisant, on behalf of the Company and all of its past and present parents, divisions, subsidiaries, partnerships, affiliates, joint ventures, joint venturers, and other related entities, and anyone claiming through any of them or on their behalves (collectively, “Company Releasing Parties”), agrees to waive, release, acquit and forever discharge Nocchiero and his successors, assigns, spouses, descendants, heirs, executors and attorneys (collectively, “Nocchiero Released Parties”) with respect to any and all claims arising out of Nocchiero’s employment or the termination thereof, whether currently known or unknown, that the Company Releasing Parties now have, have ever had, or may ever have against any of the Nocchiero Released Parties at any time prior to or on the date on which Merisant signs this Agreement.  Notwithstanding the foregoing, this release does not include or otherwise affect any claims by the Company Releasing Parties arising out of any criminal conduct, or any intentional or reckless misconduct, or other gross misconduct by Nocchiero.

5.             Certain Representations and Warranties.  Nocchiero represents and warrants that:  (a) he has not filed or initiated any legal, equitable, administrative, or other proceeding(s) of any kind against any of the Company Released Parties; (b) no such proceeding(s) have been initiated against any of the Company Released Parties on his behalf; (c) he is the sole owner of the actual or alleged claims, demands, rights, causes of action, and other matters that are released in Section 4(a) above; (d) the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and (e) he has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Agreement.  Merisant represents and warrants that:  (a) the Company Releasing Parties have not filed or initiated any legal, equitable, administrative, or other proceeding(s) of any kind against any of the Nocchiero Released Parties; (b) no such proceeding(s) have been initiated against any of the Nocchiero Released Parties on their behalf; (c) the Company Releasing Parties are the sole owner of the actual or alleged claims, demands, rights, causes of action, and other matters that are released in Section 4(b) above; (d) the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and (e) the Company Releasing Parties have the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Agreement.

6.             Company Released Parties.  The term “Company Released Parties” as used in this Agreement includes:  (a) the Company and each of its past, present, and future parents, divisions, subsidiaries, partnerships, affiliates, joint ventures, joint venturers and other related entities (whether or not such entities are wholly owned), including without limitation Merisant Foreign Holdings; (b) the past, present, and future owners, trustees, fiduciaries, administrators, shareholders, members, directors, officers, partners and employees of each entity listed in subpart (a) of this paragraph; and (c) the predecessors, successors, and assigns of each entity and person listed in subparts (a) and (b) of this paragraph.

7.             Complete Settlement; No Further Payments or Recovery.  The consideration offered herein is accepted by Nocchiero as being in full accord, satisfaction, compromise and settlement of any and all claims and potential claims, and Nocchiero expressly agrees that he is not entitled to and shall not receive any further payments, benefits, or other compensation or recovery of any kind from the Company or any of the other Company Released Parties.  Nocchiero further agrees that in the event of any further proceedings whatsoever based upon any matter released herein, the Company and each of the other Company Released Parties shall have no further monetary or other obligation of any kind to Nocchiero, including without limitation any obligation for any costs, expenses or attorneys’ fees incurred by or on behalf of Nocchiero.

8.             Return of Property.  Without limiting, modifying or otherwise affecting Paragraphs 5 and 6 and Exhibits A and C to the Employment Agreement, Nocchiero shall promptly return to the Company all property of the Company and the other Company Released Parties that is within his possession, custody or control.

9.             No Future Employment or Engagement.  Nocchiero has no present or future right to employment with the Company or any of the other Company Released Parties and shall not apply or seek consideration for any employment, engagement, or contract with any of them.

10.           Confidentiality.  Except as required by law or to enforce the obligations established by this Agreement, Nocchiero agrees that, for so long as this Agreement is treated as confidential by Merisant, he will not disclose the terms of this Agreement to any third parties with the exception of his accountants (and other personal financial advisors), attorneys, and spouse, and shall use his reasonable best efforts to ensure that each such person maintains any such disclosed information in the strictest confidence and does not disclose any such information to any other person.  Nocchiero shall, to the extent practicable, provide the Company and the other Company Released Parties with as much advanced notice of any such legally required disclosure as practicable prior to making any such disclosure.  Nothing herein shall prohibit the Company from making disclosures pursuant to the federal securities laws and the rules of the Securities and Exchange Commission (“SEC”) promulgated thereunder and the rules of any stock exchange or national securities market on which Merisant’s, Merisant US’s or Worldwide’s (or any of their affiliates’) securities are traded.  Nocchiero acknowledges and agrees that the Company may file a copy of this Agreement with the SEC and, therefore, that the terms hereof will be publicly disclosed.

11.           Cooperation.  Nocchiero agrees that he shall cooperate fully with the Company and any of the other Company Released Parties during and after the Transition Period:  (a) in investigating, defending, prosecuting, litigating, filing, initiating or asserting any actual or potential claims or investigations (including without limitation in connection with any legal, equitable, administrative, or other proceedings) that may be made by or against the Company or any of the other Company Released Parties, to the extent that such claims or investigations may relate to or arise out of Nocchiero’s employment with the Company or his activities relating to or on behalf of any of the Company Released Parties; and (b) in consulting with and providing assistance to the Company and the other Company Released Parties on issues and matters that may relate to or arise out of Nocchiero’s acts, duties and responsibilities during his employment with the Company.  Nocchiero’s obligation to cooperate hereunder shall include, without limitation, meeting with such persons at such times and in such places as the Company and the other Company Released Parties may reasonably require (which, after the Separation Date, does not materially interfere with any other full-time business endeavor in which Nocchiero is then engaged), and giving truthful evidence and truthful testimony and executing and delivering to the Company and any of the other Company Released Parties any papers requested by any of them (including without limitation joint defense agreements, unless upon the advice of Nocchiero’s counsel doing so would conflict with his interests in such or any other proceeding, and truthful affidavits).  Nocchiero shall be reimbursed for reasonable out-of-pocket expenses incurred by Nocchiero in rendering cooperation pursuant to this Section, including, without limitation, attorneys fees and expenses and, in the standard of comfort applicable to Nocchiero’s business travel prior to March 5, 2007, his transportation, lodging and meal expenses.

12.           Nondisparagement.  Nocchiero shall refrain from all conduct, verbal or otherwise, that disparages or damages or could disparage or damage the reputation, goodwill, or standing in the community of the Company or any of the other Company Released Parties, provided that he may give truthful and non-malicious testimony if properly subpoenaed or otherwise required to testify under oath.  Merisant shall refrain from all conduct, verbal or otherwise, that disparages or damages or could disparage or damage the reputation, goodwill, or standing in the community of Nocchiero or any of the other Nocchiero Released Parties, provided that a duly authorized officer or other employee of Merisant may give truthful and non-malicious testimony if properly subpoenaed or otherwise required to testify under oath.

13.           Injunctive Relief and Certain Other Relief.  Without in any way limiting the Company’s or any of the other Company Released Parties’ rights to pursue any other legal or equitable remedies available to any of them, Nocchiero recognizes and agrees that a breach of any or all of the provisions of Sections 3, 10, 11 or 12 of this Agreement will cause immediate and irreparable harm to the Company and the other Company Released Parties for which damages cannot be readily calculated and for which they are an inadequate remedy.  Accordingly, Nocchiero acknowledges and agrees that the Company and the other Company Released Parties shall be entitled (without the need to post any bond or other security) to injunctive relief restraining and enjoining any further actual or threatened breaches by Nocchiero in addition to any other relief that may be available.  Nocchiero shall reimburse the Company and the other Company Released Parties for any and all costs and expenses (including without limitation attorneys’ fees) incurred by any of them in connection with the enforcement of any of their rights under this Agreement.  Without in any way limiting Nocchiero’s or any of the other Nocchiero Released Parties’ rights to pursue any other legal or equitable remedies available to any of them, Merisant recognizes and agrees that a breach of any or all of the provisions of Section 12 of this Agreement will cause immediate and irreparable harm to Nocchiero and the other Nocchiero Released Parties for which damages cannot be readily calculated and for which they are an inadequate remedy.  Accordingly, Merisant acknowledges and agrees that Nocchiero and the other Nocchiero Released Parties shall be entitled (without the need to post any bond or other security) to injunctive relief restraining and enjoining any further actual or threatened breaches by Merisant (through any officer, director or employee thereof) in addition to any other relief that may be available.  Merisant shall reimburse Nocchiero and the other Nocchiero Released Parties for any and all costs and expenses (including without limitation attorneys’ fees) incurred by any of them in connection with the enforcement of any of their rights under this Agreement.

14.           No Admission.  Nothing in this Agreement is intended to be or shall be construed as an admission by the Company or any of the other Company Released Parties that any of them violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to Nocchiero, any of the other Nocchiero Released Parties or otherwise.  Nothing in this Agreement is intended to be or shall be construed as an admission by Nocchiero that he violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to the Company, any of the other Company Releasing Parties or otherwise.  Each of the Nocchiero Released Parties and each of the Company Released Parties and Company Releasing Parties expressly deny any such illegal or wrongful conduct.

15.           CERTAIN ACKNOWLEDGEMENTS AND RIGHTS OF NOCCHIERO.  NOCCHIERO ACKNOWLEDGES, UNDERSTANDS, AND AGREES THAT:   (a) HE HAS READ AND UNDERSTANDS THE TERMS AND EFFECT OF THIS AGREEMENT; (b) HE

RELEASES AND WAIVES CLAIMS UNDER THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, IN EXCHANGE FOR CONSIDERATION IN ADDITION TO ANYTHING OF VALUE TO WHICH HE ALREADY IS ENTITLED; (c) HE HEREBY IS AND HAS BEEN ADVISED OF HIS RIGHT TO HAVE HIS ATTORNEY REVIEW THIS AGREEMENT BEFORE SIGNING IT; (d) HE HAS TWENTY-ONE (21) DAYS IN WHICH TO CONSIDER WHETHER TO EXECUTE THIS AGREEMENT; (e) WITHIN SEVEN (7) DAYS FROM THE DATE ON WHICH HE SIGNS THIS AGREEMENT, HE MAY, AT HIS SOLE OPTION, REVOKE THIS AGREEMENT UPON WRITTEN NOTICE TO JONATHAN COLE, ESQ., GENERAL COUNSEL, MERISANT COMPANY, INC., 10 SOUTH RIVERSIDE, SUITE 850, CHICAGO, ILLINOIS 60606, AND (f) THE AGREEMENT WILL NOT BECOME EFFECTIVE UNTIL THIS SEVEN-DAY REVOCATION PERIOD HAS EXPIRED WITHOUT ANY REVOCATION.  IF NOCCHIERO REVOKES THIS AGREEMENT WITHIN THIS SEVEN-DAY PERIOD, IT SHALL BE NULL AND VOID.

16.           Assignment.  This Agreement may be assigned or transferred to, and shall be binding upon and shall inure to the benefit of:  (a) the Company, (b) any of the other Company Released Parties, and (c) any person or entity that at any time (whether by merger, purchase or otherwise) acquires all or substantially all of the assets, ownership interests or business of the Company or any of the other Company Released Parties.  Nocchiero may not assign any of his rights or obligations under this Agreement.  Nocchiero’s right hereunder shall inure for the benefit of his heirs, legatees and beneficiaries.  If Nocchiero shall die prior to payment of all amounts due under this Agreement (and, if applicable, the Indemnification Agreement), Merisant shall pay such amounts to the legal representative of Nocchiero’s estate at such times as they would have been paid to Nocchiero had he survived.

17.           Entire Agreement and Survival.  This Agreement embodies the entire agreement and understanding of the parties hereto with regard to the matters described herein and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between said parties regarding such matters, including without limitation the Employment Agreement and any offer letter(s) provided to Nocchiero, provided however that the following provisions of the following agreements shall continue in full force and effect in accordance with their respective terms:  (a) Paragraphs 4 through 16 and Paragraph 18 of the Employment Agreement, the unnumbered paragraph immediately following Paragraph 19 of the Employment Agreement, and Exhibits A and C of the Employment Agreement; (b) the Indemnification Agreement; and (c) the Merisant Worldwide, Inc. 2005 Share Appreciation Award Letter dated December 5, 2005 to the extent that the second sentence of Section 3 thereof shall be applicable.

18.           Governing Law; Amendment; Waiver; Headings.  This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Illinois, without regard to its conflict of laws rules.  The parties agree that except as provided in Section 19 below this Agreement may be modified only in writing signed by all parties, and that any party’s failure to enforce this Agreement in the event of one or more events which violate this Agreement shall not constitute a waiver of any right to enforce this Agreement against any subsequent violations.  The headings used in this Agreement are for convenience only and are not to be used in interpreting or construing this Agreement.

19.           Construction. If any of the provisions, terms, clauses, or waivers or releases of claims or rights contained in this Agreement (including any surviving provisions of the Employment Agreement) are declared by a court to be illegal, unenforceable, or ineffective, it is the purpose and intent of the parties that any such provisions be deemed modified or limited so that, as modified or limited, such provisions may be enforced to the fullest extent possible.  In the event that such court determines that such provisions cannot be rendered enforceable through any such modification or limitation or otherwise declines to so modify or limit such provisions, such holding shall not invalidate the whole agreement.  Instead, the Agreement shall be construed as if it did not contain the invalid, illegal, or unenforceable part, and the rights and obligations of the parties shall be construed and enforced accordingly; the remaining provisions, terms, clauses or waivers or releases of claims and rights shall be deemed severable, such that all other provisions, terms, clauses, and waivers and releases of claims and rights contained in this Agreement shall remain valid and binding upon all parties to the Agreement.

20.           Counterparts.  This Agreement may be executed in two counterparts, each of which taken together shall constitute one and the same instrument.

THE PARTIES STATE THAT THEY HAVE READ AND UNDERSTAND THE FOREGOING AND THAT THEY INTEND TO BE BOUND THERETO.

ANTHONY J. NOCCHIERO	MERISANT COMPANY

/s/ Anthony J. Nocchiero	By: /s/ Jonathan Cole

Date: March 15, 2007	Title: Vice President, General Counsel

Date: March 15, 2007